UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Badger Meter, Inc.
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BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2014

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held at the Global Water Center, 247 West Freshwater Way, Milwaukee, Wisconsin 53204, on Friday, April 25, 2014, at 8:30 a.m., local time, for the following purposes:

1. To elect as directors the eight nominees named in the proxy statement, each for a one-year term;

2. To consider an advisory vote to approve the compensation of the company’s named executive officers;

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2014; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the director nominees, and “FOR” items 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Holders of record of our common stock at the close of business on February 28, 2014, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,

Secretary

March 14, 2014

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 25, 2014

This Proxy Statement and our 2013 Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/12549/.

2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

To the Shareholders of

BADGER METER, INC.

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Badger Meter, Inc. to be used at our Annual Meeting of Shareholders (referred to as the Annual Meeting), which will be held at the Global Water Center, 247 West Freshwater Way, Milwaukee, Wisconsin 53204, on Friday, April 25, 2014, at 8:30 a.m., local time, and at any adjournment or postponement thereof.

If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares in person at the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting as you instructed in your proxy. Anyone who is a shareholder of record as of the close of business on February 28, 2014 (the “record date”), may attend the Annual Meeting and vote in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.

As of the record date, we had 14,408,740 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014, but not on the election of directors nor the advisory vote to approve the compensation of our named executive officers.

We commenced mailing this Proxy Statement and accompanying form of proxy on or about March 14, 2014.

NOMINATION AND ELECTION OF DIRECTORS

You and the other holders of the common stock are entitled to elect eight directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the eight nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker nonvotes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.

If a director receives more “withheld” or “against” votes than “for” votes in an election, then that director will tender his or her resignation to the Board of Directors following certification of the shareholder vote. The Board of Directors will then consider whether or not to accept such resignation. Thereafter, the Board will disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission.

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors

The following section provides information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his/her age, all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he/she currently serves as a director or has served as a director during the past five years. All directors meet the qualifications established by the Corporate Governance Committee as set forth on Page 6 of this proxy statement.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Name	Age	Business Experience During Last Five Years	Director Since
Ronald H. Dix	69	Badger Meter, Inc.: Retired. Formerly, Senior Vice President — Administration. Mr. Dix has significant experience at the company as well as a broad knowledge of employee benefit and human resource issues which enable him to assist the company in dealing with such issues.	2005

Thomas J. Fischer	66	Consultant in corporate financial and accounting matters and retired partner of Arthur Andersen LLP. Mr. Fischer is a director of Actuant Corporation, Regal Beloit Corporation and Wisconsin Energy Corporation. Mr. Fischer’s past experience in public accounting and his current roles on various public company audit committees provide him with a depth of knowledge and experience to assist the company in dealing with complex financial issues.	2003

Name	Age	Business Experience During Last Five Years	Director Since

Gale E. Klappa	63	Wisconsin Energy Corporation (a holding company for electric and gas utilities): Chairman and Chief Executive Officer. Mr. Klappa is a director of Wisconsin Energy Corporation and Joy Global, Inc. Mr. Klappa has significant experience as the Chief Executive Officer of a public company and as a manager of regulated utility companies. Further, he has in-depth knowledge of utility metering needs. He is able to provide valuable advice and guidance to the company in these areas.	2010

Gail A. Lione………….	64	Marquette University School of Law: Adjunct Professor of Intellectual Property Law. The Harley-Davidson Foundation: Retired President. Harley-Davidson, Inc.: Former Executive Vice President, General Counsel & Secretary and Chief Compliance Officer. Ms. Lione is a director of Sargento Foods Inc., a privately-held company where she serves on the audit committee; The F. Dohmen Co., a privately-held company; and a former director of Imperial Sugar Company. Ms. Lione has significant legal and management experience in manufacturing that includes securities law, intellectual property, corporate governance and corporate compliance, as well as human resources issues, which enables her to provide valuable advice and guidance to the company.	2012

Richard A. Meeusen	59	Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Mr. Meeusen is a director of Menasha Corporation and Serigraph Inc., both privately-held companies. Mr. Meeusen has significant experience in managing Badger Meter which enables him to provide the board with valuable insights and advice.	2001

Andrew J. Policano	64	Paul Merage School of Business, University of California — Irvine: Chaired Professor and Director — Center for Investment and Wealth Management. Formerly, Paul Merage School of Business, University of California — Irvine: Dean. Mr. Policano is a director of Rockwell-Collins, Inc. and a trustee of Payden & Rygel, a mutual fund company. Mr. Policano’s experience in general management and his involvement in and knowledge of new academic research into business issues enable him to provide valuable insights and advice to the company.	1997

Name	Age	Business Experience During Last Five Years	Director Since

Steven J. Smith	63	Journal Communications, Inc. (a diversified media and communications company): Chairman and Chief Executive Officer. Formerly, Journal Communications, Inc.: Chairman, Chief Executive Officer and President. Mr. Smith is a director of Journal Communications, Inc. Mr. Smith has significant experience both in business management and as the Chief Executive Officer of a public company. He is able to provide valuable advice and insights for the company.	2000

Todd J. Teske	49	Briggs & Stratton Corporation (a producer of gasoline engines and outdoor power products): Chairman, President and Chief Executive Officer. Formerly, Briggs & Stratton Corporation: President and Chief Executive Officer, and President and Chief Operating Officer. Mr. Teske is a director of Briggs & Stratton Corporation and Lennox International, Inc. Mr. Teske has significant experience in management and as the Chief Executive Officer of a public company and in the operational management of a manufacturing company, including international operations, which enables him to provide valuable advice and guidance for the company.	2009

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH NOMINEE IDENTIFIED ABOVE.

Independence, Committees, Meetings and Attendance

Our Board of Directors has three standing committees: the Audit and Compliance Committee (referred to as the Audit Committee), the Compensation Committee and the Corporate Governance Committee (referred to as the Governance Committee). The Board of Directors has adopted written charters for each committee, which are available on our website at www.badgermeter.com under the selection “Company”— “Investors”—“Corporate Governance”—“Committees of the Board.”

In making independence determinations, the board observes all criteria for independence established by the Securities and Exchange Commission, the New York Stock Exchange, and other governing laws and regulations. The board has determined that each of the directors (other than Mr. Meeusen) (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and our Principles of Corporate Governance; (ii) meets the categorical independence standards adopted by the board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee meets the additional independence standards for audit committee members. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. Our board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve on our Audit Committee.

The current committee assignments are:

BOARD COMMITTEES
Director	Audit and Compliance	Compensation	Corporate Governance
Ronald H. Dix			X
Thomas J. Fischer	X*		X
Gale E. Klappa	X	X
Gail A. Lione		X	X
Andrew J. Policano			X*
Steven J. Smith	X	X*
Todd J. Teske	X	X
Richard A. Meeusen

*	Chairman of the Committee

The Audit Committee met five times in 2013. The Audit Committee oversees our financial reporting process on behalf of the board and reports the results of their activities to the board. The activities of the Audit Committee include employing, with shareholder ratification, an independent registered public accounting firm for us, discussing with the independent registered public accounting firm and internal auditors the scope and results of audits, monitoring our internal controls, ethics and compliance risk management, and pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm. The board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange.

In overseeing the independent registered public accounting firm, the Audit Committee, among other things, (1) reviews the independence of the independent registered public accounting firm; (2) reviews periodically the level of fees approved the independent registered public accounting firm and the pre-approved non-audit services it has provided; (3) reviews the performance, qualifications and quality control procedures of the independent registered public accounting firm; and (4) reviews the scope of and overall plans for the annual audit and the internal audit program. In addition to the Audit Committee’s responsibilities regarding the independent registered public accounting firm, the Audit Committee established, and oversees, procedures for the receipt, retention and treatment, on a confidential basis, of any concerns regarding questionable accounting, internal controls or auditing matters.

The Compensation and Governance Committee met once in 2013. In April 2013, the responsibilities were divided among two separate committees — the Compensation Committee and the Governance Committee. The Compensation Committee, which met once in 2013 and in January 2014, reviews and establishes all forms of compensation for our officers and directors, administers our compensation plans, including the various stock plans, reviews the various management development and succession programs and addresses compensation-related risks. The Governance Committee, which met once in 2013 and in February 2014, oversees all matters related to director performance, including the recommendation of nominees for the Board of Directors, assists the Board of Directors in providing oversight of the Company’s enterprise risk management programs, and oversees all corporate governance matters, including developing and recommending to the Board the Company’s Principles of Corporate Governance.

The Employee Benefit Plans Committee was dissolved in 2013. The company’s internal Benefit Plan Administration Committee oversees the administration of the pension plan, employee savings and stock ownership plan, health plans and other benefit plans under the direction of the Compensation Committee.

The Board of Directors held four meetings in 2013. During 2013, all directors attended at least 75% of the meetings of the full board and the committees on which they served during the period. A closed session for only outside directors was held following each of the board meetings. All members of the board attended the 2013 Annual Meeting of Shareholders. It is the board’s policy that all directors attend the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.

Leadership Structure

Our Board of Directors currently believes it is in the best interests of the company to combine the positions of Chairman and Chief Executive Officer (CEO) because this provides the company with unified leadership and direction. In addition, our current Chairman and CEO has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the Board of Directors, as our board works together to oversee our management and affairs.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs the closed sessions that consist of only our independent directors. Mr. Klappa currently serves as Lead Outside Director of the board.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company. The full Board of Directors participates in an annual enterprise risk management assessment. In this process, risk is assessed by management throughout the business, focusing on four primary areas of risk: employment risks, facility risks, product risks and general business risks (which include strategic, financial, legal, compliance and reputational risks). A report is provided and presented to the board, which is reviewed thoroughly.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including overseeing the integrity of the Company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. In addition, the Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program. The Compensation Committee focuses on compensation risk including risks associated with the administration and structure of our employee benefit plans. The Governance Committee focuses on corporate governance policies that help mitigate risk.

Nomination of Directors

All members of the Governance Committee meet the definition of independence set forth by the New York Stock Exchange. The Governance Committee has responsibility for recommending nominees for our Board of Directors. The board has adopted a policy by which the Governance Committee will consider nominees for board positions, as follows:

•	When a vacancy occurs on the Board of Directors, the Governance Committee will initiate and oversee a search process for potential new candidates for Board of Director positions.

•

The Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors.

•	The following minimum qualifications must be met by each director nominee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board and to enhance his or her knowledge of the company’s business.

•

The specific qualities and skills required of any candidate will vary depending on our specific needs at any point in time. In considering the diversity of a candidate, the governance committee considers a variety of factors including but not limited to age, gender and ethnicity.

•	No candidate, including current directors, may stand for reelection after reaching the age of 72.

•	There are no differences in the manner in which the Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•

To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

•

To be considered by the Governance Committee for nomination and inclusion in our proxy statement, the Board of Directors must receive shareholder recommendations for director no later than October 15 of the year prior to the relevant annual meeting of shareholders.

During 2013, and as of the date of this Proxy Statement, the Governance Committee did not pay any fees to third parties to assist in identifying or evaluating potential candidates. Also, the Governance Committee did not receive any shareholder nominees for consideration at the 2014 Annual Meeting of Shareholders.

Communications with the Board of Directors

Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Lead Outside Director, by submitting such communications in writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party. However, commercial advertisements or other forms of solicitation will not be forwarded.

Categorical Independence Standards for Directors

The company’s categorical independence standards for directors are contained in the company’s Principles of Corporate Governance, which are annually reviewed by the Corporate Governance Committee. If appropriate, changes are recommended to the Board of Directors for approval.

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:

1. The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

2. Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.

3. The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).

4. Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5. Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.

6. Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:

1. A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).

2. A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, be an affiliated person of the company.

3. If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its proxy statement.

Available Corporate Governance Information

The company’s Code of Business Conduct, Principles of Corporate Governance and Charters of all current board committees are available on our website at www.badgermeter.com under the selection “Company” — “Investors” — “Corporate Governance.” Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS

We had no transactions during 2013, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Governance Committee certain information relating to related person transactions for review, approval or ratification by the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the Board of Directors.

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF BENEFICIAL OWNERS HOLDING MORE THAN FIVE PERCENT

The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 28, 2014.

Name	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned
BlackRock, Inc.	1,450,735	(1)
40 East 52nd Street New York, NY 10022	10.07%

Neuberger Berman Group LLC	1,146,777	(2)
605 Third Avenue New York, NY 10158	7.96%

The Vanguard Group, Inc.	1,026,528	(3)
100 Vanguard Boulevard Malvern, PA 19355	7.12%

Mairs and Power, Inc.	793,912	(4)
332 Minnesota Street, W-1520 First National Bank Building St. Paul, MN 55101	5.51%

Kayne Anderson Rudnick Investment Management, LLC	782,800	(6)
1800 Avenue of the Stars 2nd Floor Los Angeles, CA 90067	5.42%

T. Rowe Price Associates, Inc.	768,340	(5)
100 East Pratt Street Baltimore, MD 21202	5.33%

(1)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. on March 7, 2014. The Schedule 13G indicates that BlackRock, Inc. has sole voting power over 1,226,187 shares and sole dispositive power over 1,450,735 shares.

(2)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds on February 13, 2014. The Schedule 13G indicates that Neuberger Berman Group LLC has shared voting power over 1,143,377 shares and shared dispositive power over 1,146,777 shares.

(3)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 11, 2014. The Schedule 13G indicates that The Vanguard Group, Inc has sole voting power over 20,293 shares, sole dispositive power over 1,007,035 shares and shared dispositive power over 19,493 shares.

(4)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Mairs and Power, Inc. on February 6, 2014. The Schedule 13G indicates that Mairs and Power, Inc. has sole voting power over 555,990 shares and sole dispositive power over 793,912 shares.

(5)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. on February 14, 2014. The Schedule 13G indicates that T. Rowe Price

Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power over 70,640 shares and sole dispositive power over 768,340 shares.

(6)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Kayne Anderson Rudnick Investment Management, LLC on January 13, 2014. The Schedule 13G indicates that Kayne Anderson Rudnick Investment Management, LLC has sole voting and dispositive power over all of the shares reported above.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 28, 2014, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. Securities and Exchange Commission rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned(1)
Ronald H. Dix	137,596 *	(2)

Thomas J. Fischer	21,399 *	(3)

Gale E. Klappa	10,654 *

Gail A. Lione	9,436 *

Richard A. Meeusen	184,611 1.3	%(4)

Andrew J. Policano	19,060 *	(5)

Steven J. Smith	26,154 *

Todd J. Teske	10,654 *

Gregory M. Gomez	20,823 *	(6)

Horst E. Gras	14,990 *	(7)

Richard E. Johnson	142,978 *	(8)

Kimberly K. Stoll	6,679 *	(9)

All Directors and Executive Officers as a Group (16 persons, including those named above)	744,686 5.1%

*	Less than one percent

(1)	Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are currently exercisable or were exercisable within 60 days of February 28, 2014.

(2)	Ronald H. Dix has sole investment and voting power over 38,896 shares he holds directly, and 8,700 shares subject to stock options. He has shared investment and voting power over 90,000 shares he owns with his spouse.

(3)	Thomas J. Fischer shares voting power with his spouse over the reported shares.

(4)	Richard A. Meeusen has sole investment and voting power over 120,064 shares he holds directly, 3,997 shares in our Employee Savings and Stock Ownership Plan, 38,900 shares subject to stock options and 21,650 shares of restricted stock.

(5)	Does not include deferred director fee holdings of 520 phantom stock units held by Mr. Policano under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(6)	Gregory M. Gomez has sole investment and voting power over 6,530 shares he holds directly, 5,493 shares in our Employee Savings and Stock Ownership Plan, 5,700 shares subject to stock options and 3,100 shares of restricted stock.

(7)	Horst E. Gras has sole investment and voting power over 11,340 shares he holds directly, 1,500 shares subject to stock options and 2,150 shares of restricted stock.

(8)	Richard E. Johnson has sole investment and voting power over 32,000 shares he holds directly in an IRA, 2,266 shares in our Employee Savings and Stock Ownership Plan, 12,620 shares subject to stock options and 7,000 shares of restricted stock. He has shared investment and voting power over 89,092 shares he owns with his spouse.

(9)	Kimberly K. Stoll has sole investment and voting power over 1,992 shares she holds directly, 1,587 shares in our Employee Savings and Stock Ownership Plan, no shares subject to stock options and 3,100 shares of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policies and Procedures

Our executive compensation program for all elected officers, including each NEO, is administered by the Compensation Committee. The Compensation Committee is composed of four independent directors — Mr. Smith (Chairman), Mr. Klappa, Ms. Lione and Mr. Teske.

The compensation philosophies that guide the Compensation Committee as it carries out its duties include the following:

•	Executive pay programs should be designed to attract and retain qualified executive officers, as well as motivate and reward performance.

•

The payment of annual incentive compensation should be directly linked to the attainment of performance goals approved by the Compensation Committee. See “Total Compensation and Link to Performance” below.

•

Long-term incentive programs should be designed to align with shareholder interests by utilizing stock options, restricted stock and long-term cash incentives in order to ensure that our executive officers are committed to our long-term success.

•

The Compensation Committee should attempt to achieve a fair and competitive compensation structure for our executive officers by implementing both short-term and long-term plans with fixed and variable components.

•

Compensation policies should be structured to align the interests of management with the interests of shareholders and in a manner that does not encourage excessive risk taking. To discourage excessive risk-taking, the Compensation Committee conducts an annual risk assessment of our compensation plans and places great emphasis on equity-based incentive compensation and stock ownership by executive officers.

In making its decisions and recommendations regarding executive compensation, the Compensation Committee reviews, among other things:

•

Compensation data obtained through an independent executive compensation consultant for competitive businesses of similar size and similar business activity. The data considered includes information relative to both base salary and bonus data separately and on a combined basis, as well as total cash and long-term incentive compensation.

•

Our financial performance as a whole relative to the prior year, our budget and other meaningful financial data, such as sales, return on assets, return on equity, cash generated from operations and financial position.

•	The recommendations of the Chairman, President and Chief Executive Officer with regard to the other executive officers.

In developing compensation plans for fiscal year 2014, the Compensation Committee considered the positive “say on pay” vote of our shareholders at our 2013 Annual Meeting of Shareholders. As a result, and as we describe in this Compensation Discussion and Analysis, the Compensation Committee kept in place for fiscal year 2014 most of the same executive compensation program components that it had disclosed to shareholders in the proxy statement for the 2013 Annual Meeting of Shareholders.

Executive Compensation and Governance Practices and Standards

We endeavor to maintain sound governance practices and standards consistent with our executive compensation policies and procedures. The following governance practices and standards were in effect during 2013:

•	The Compensation Committee is comprised solely of independent directors.

•	The Compensation Committee engaged its own compensation consultant to assist with its 2013 compensation review. This consultant performed no consulting or other services for the company.

•	The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•	Our directors, officers and other employees are prohibited from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

•	Our directors and officers are prohibited from engaging in short sales of our common stock.

•	The Compensation Committee annually assesses the risk within the executive compensation program.

Role of Compensation Consultant

For 2013, the Compensation Committee engaged Towers Watson & Co. (“Towers Watson”) as its independent executive compensation consultant. The Compensation Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties were to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist our CEO in developing compensation recommendations to present to the committee for the executive officers other than himself. The compensation consultant provides the committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation. The Compensation Committee has assessed the independence of Towers Watson pursuant to Securities and Exchange Commission rules and New York Stock Exchange Listing standards and affirmatively determined that Towers Watson’s services have not raised any conflicts of interest.

Total Compensation and Link to Performance

We strive to compensate our executive officers at competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to our performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance focused on our long-term versus short-term performance, and also a balance between our financial performance and the individual performance of our executive officers, all of which is designed to align compensation with our shareholders’ interests. For example, the Annual Bonus Plan is based primarily on targeted annual growth in Earnings Before Interest and Taxes. Long-term bonus plans include cash awards based on relative shareholder returns compared to a peer group over three-year periods (there is a three-year growth in earnings per share for an older program), and restricted stock and option grants that increase in value with the stock price. These programs are further described under “Elements of Compensation” below.

For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process. This evaluation of individual performance impacts not only the annual adjustment to base salaries but also may impact payments made under the annual bonus plan. For the periods disclosed, the Compensation Committee determined that the performance of all executive officers was satisfactory. As such, annual base salary adjustments were made for each executive officer based on the judgment of the Compensation Committee, although no significant adjustments were made to the payments made under the annual bonus plan.

We believe that the total compensation paid or awarded to our executive officers during 2013 was consistent with our financial performance and the individual performance of each of the executive officers. Based on our analysis and the advice of Towers Watson, we also believe that the compensation was reasonable in its totality and is consistent with our compensation philosophies as described above.

To the extent that base salaries and equity grants vary by professional role in the market place, as demonstrated by the competitive market data supplied by our independent executive compensation consultant, the base salaries and equity grants of the executive officers will vary, sometimes significantly. For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market comparisons, Chief Executive Officers typically earn significantly more in base salary and equity grants than other executive officers.

As noted above, our Chief Executive Officer serves in an advisory role to the Compensation Committee with respect to executive compensation for executive officers other than himself (the Chief Executive Officer does not participate in determining or recommending compensation for himself). His recommendations are given significant weight by the Compensation Committee, but the Compensation Committee remains responsible for all decisions on compensation levels for the executive officers and on our executive compensation policies and executive compensation programs. All decisions on executive compensation levels and programs are made by the Compensation Committee.

Elements of Compensation

The compensation program for our executive officers involves base salaries, benefits, short-term annual cash incentive bonuses and a long-term incentive program using stock options, restricted stock and cash incentives.

Peer Group and Compensation Survey Data.    Compensation levels are established for each executive officer by the Compensation Committee, with general reference to data supplied by Towers Watson on organizations of similar size and business activity. Towers Watson provided data from two sources: general industry survey data, and the recent proxy statements of a peer group selected by Towers Watson and approved by the Compensation Committee. The general industry survey data was obtained from the 2013 Towers Watson Executive Compensation Database and the 2013/2014 Towers Watson Executive Regression Database. This compensation data incorporates privately-held as well as publicly-held companies of similar size, and has a broad definition of similar business activity, thereby providing a more comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. The data includes salaries, benefits, total cash compensation, long-term incentive compensation and total compensation.

Towers Watson also developed a peer group of fourteen comparable publicly-held manufacturing companies that have similar business operations as ours. The data was size-adjusted using regression analysis based on revenues. Compensation information for the five highest paid executives at each of the fourteen companies was obtained from the proxy statements of the companies and compared to the compensation of our five highest paid executives. The companies in the peer group were A.O. Smith, Circor International, Colfax Corporation, ESCO Technologies, Flow International, Franklin Electric Co., Fuel Systems Solutions, Gorman-Rupp, Lindsay, Measurement Specialties, MFRI, Mueller Water Products, Robbins & Myers (ceased trading in February 2013), and Watts Water Technologies. The Compensation Committee annually reviews and approves the appropriateness of the peer group.

Base Salary.    Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation Committee in its understanding of each executive officer’s long-term performance and levels of responsibility, the Compensation Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer. The Compensation Committee has consistently applied this policy and procedure with respect to base salaries for the past 22 years.

Base salary increases for our executive officers approved as of November 7, 2013 for calendar year 2014, by the Compensation Committee, ranged from 2.5% to 6.0%. The Chairman, President and Chief Executive Officer’s compensation increased 3.1%. The other NEOs received base salary increases of 3.5% for Mr. Johnson, 6.0% for Mr. Gomez and Ms. Stoll and 2.5% for Mr. Gras. These increases were based primarily on our goal to keep base salaries at market, in order to maintain competitive salary levels, but they also reflect the positive impact each of our officers had on our financial and strategic results in 2013.

Annual Bonus Plan.    Our annual bonus plan is designed to align our compensation with our shareholders’ interests over the long term. The plan is intended to provide a competitive level of compensation when the executive officers achieve their performance objectives. Under the annual bonus plan, the target bonus for the Chairman, President and Chief Executive Officer is 90% of his base salary and the target bonus for all other NEOs is 35% — 55% of their base salary. The targets set pursuant to the annual bonus plan are comprised of two components — a financial factor based on the attainment of a certain level of Earnings Before Interest and Taxes (EBIT) and individual performance.

The Compensation Committee approves the target level of earnings used for the financial component of the determination of an executive’s annual bonus at the beginning of each year. For 2013, the target financial factor was based on achieving an increase in adjusted EBIT of 52% over the 2012 adjusted EBIT, at which point the target annual bonus could be paid. Details of the annual bonus payout plan are as follows:

If the increase in adjusted EBIT in 2013 was:

•	below 28%, no annual bonus would be paid;

•	at 28%, the annual bonus would be 50% of the target bonus;

•	between 28% and 72%, the annual bonus would be pro-rated between 50% and a “stretch” bonus equal to 150% of the target amount, and

•	above 72%, the annual bonus would equal the stretch bonus of 150% of the target amount.

The Compensation Committee has the discretion to adjust these EBIT factors based on unusual events, such as acquisitions or losses on discontinued operations. For 2013, the Compensation Committee approved certain adjustments to EBIT (and the related bonus payments) for earnings from an acquired company, net of certain acquisition costs, for the acquisition costs incurred in 2013 associated with both completed and uncompleted acquisition activities and for certain settlement charges associated with the defined-benefit pension plan. However, after these adjustments, the target bonus level was not achieved and no bonuses were paid for 2013.

The annual bonus for each executive officer may also be adjusted up or down 10% at the discretion of the Compensation Committee. Further, the Compensation Committee has the authority to adjust the total amount of any annual bonus award on a discretionary basis. No such adjustments were made for 2013.

Long-Term Incentive Plan (referred to as LTIP)

In 2013, long-term incentive compensation awards for the executive officers were comprised of 42% restricted stock awards, 29% stock option awards and 29% cash bonus. This mix is intended to provide balance between performance-oriented long-term incentive vehicles (stock options and cash bonus) and retention-oriented long-term incentive vehicles (restricted stock). We believe that the granting of company stock options and the use of cash bonus tied to an extended performance period serves to encourage the executive officers to direct efforts that will ultimately align our compensation with our shareholders’ interests over the long-term. We believe that the granting of restricted stock serves to encourage our executive officers to direct efforts to increase shareholder value.

In determining the amount of incentive compensation to be awarded to each NEO, we consider the mix of long-term incentives provided by the companies in the competitive market data supplied by the compensation consultant as a guidepost, but we primarily structure the long-term incentive mix based on our compensation objectives. Specifically, the nature and amount of the long-term incentive compensation awarded to each of the NEOs in 2013 was based primarily on our desire to ensure that executive compensation is tied to our performance, with an appropriate balance focused on our long-term versus short-term performance. The mix of the long-term incentive awards was substantially the same for each of the NEOs. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation Committee determining that the performance of each of the NEOs was satisfactory. As a result, in 2013 the individual performance of any NEO did not result in any significant adjustments to the nature or amount of the long-term incentive compensation awarded to such NEO.

The LTIP program presents an opportunity for executive officers and other key employees to gain or increase their equity interests in our stock. Each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary, except the CEO which is three-times his annual base salary. New executive officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an officer. Each NEO met the targeted level of stock ownership during 2013.

Stock options and restricted stock awards are granted annually to the executive officers and other key employees at amounts determined each year by the Compensation Committee. In addition, one-time stock option awards are granted to new executive officers, within one year of becoming an executive officer. All of the stock options and restricted stock awards are granted at the market price on the date of grant. In selecting a date of grant, the Compensation Committee establishes a date that avoids any inference of timing such awards to the release of material non-public information, and that coincides with the starting valuation dates of the Relative Total Shareholder Return program (this program is described below). As noted above, all such annual grants are priced at the closing price of the common stock on the date of grant.

In addition to the above-mentioned awards, our LTIP provides for a potential cash bonus to all executive officers, including the NEOs. The individual Cash Bonus LTIP programs that include 2013 results are as follows:

A Cash Bonus LTIP program was established in January of 2011 for a three-year performance period (2011-2013). This program provided for the payment of a cash bonus if certain adjusted diluted earnings per share targets for the performance period were met. For the 2011-2013 period, no incentive would be paid if the combined adjusted diluted earnings per share was below $6.10, the target incentive would be paid if the combined adjusted diluted earnings per share equaled $6.72 and the stretch incentive would be paid if the combined adjusted diluted earnings per share reached or exceeded $7.51. The incentive payments would be prorated for any earnings per share amounts between these targets. For the 2011-2013 Cash Bonus LTIP program, which would have been paid out in February of 2014, the Compensation Committee approved certain adjustments to diluted earnings per share (and the related bonus payments) for certain gains on settlement of a lawsuit, net of legal expenses, earnings from acquired companies, net of certain acquisition costs, for acquisition costs incurred during the period for both completed and uncompleted acquisitions, for an impairment charge associated with an investment and for certain charges associated with the settlement and curtailment of a defined-benefit pension plan. After these adjustments, the adjusted 2011-2013 diluted earnings per share were below the threshold which resulted in no payout under this program.

A Cash Bonus LTIP program was established in January of 2012 for a three-year performance period (2012-2014). This program provides for the payment of a cash bonus if certain adjusted diluted earnings per share targets for the performance period are met. For the 2012-2014 period, no incentive will be paid if the combined adjusted diluted earnings per share is below $5.39, the target incentive will be paid if the combined adjusted diluted earnings per share equals $6.65 and the stretch incentive will be paid if the combined adjusted diluted earnings per share reaches or exceeds $7.85. The incentive payments will be prorated for any earnings per share amounts between these targets.

In January of 2013, the Compensation Committee adopted a new Relative Total Shareholder Return (“RTSR”) program to replace future Cash Bonus LTIP programs. The first RTSR program was established for a three-year performance period (2013-2015). Under this program, the Compensation Committee granted RTSR performance units to each of the executive officers including the NEOs. At the end of the three-year performance period, our total shareholder return, based on stock performance and reinvested dividends, will be compared to the total shareholder return of our peer group selected by Towers-Watson for compensation purposes. The executive officers will earn the performance units based on relative performance of our stock compared to the performance of the peer group. At the 35, 55 and 75 percentile relative performance levels, the executive officers would earn 50%, 100% and 200% of the target performance units, respectively. Units earned would be pro-rated for performance between these amounts and converted to cash based on the Company’s stock price.

In January of 2014, the Compensation Committee continued the RTSR program by establishing a new three-year performance period (2014-2016). Under this program, the Compensation Committee granted RTSR performance units to each of the executive officers including the NEOs. At the end of the three-year performance period, our total shareholder return, based on stock performance and reinvested dividends, will be compared to the total shareholder return of our peer group, using the same fourteen companies selected by Towers-Watson for compensation purposes. The Compensation Committee annually reviews and approves the appropriateness of the peer group for this purpose. The executive officers will earn the performance units based on relative performance of our stock compared to the performance of the peer group. At the 35, 55 and 75 percentile relative performance levels, the executive officers would earn 50%, 100% and 200% of the target performance units, respectively. Units earned would be pro-rated for performance between these amounts.

The Compensation Committee may, at its discretion, adjust these targets or the achieved earnings per share for unusual factors, such as acquisitions, impairments, pension curtailments/settlements or losses on discontinued operations.

Other Benefits

Salary Deferral Plan.    All executive officers, except Mr. Gras, are eligible to participate in a salary deferral plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation Committee believes that it is appropriate to offer this program to enable the officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of our independent executive compensation consultant, the Compensation Committee believes that this program is competitive with comparable programs offered by other companies. As of December 31, 2013, one NEO participates in the Salary Deferral Plan.

Supplemental Retirement Plans.    We offer various supplemental retirement plans to certain employees, including executive officers except Mr. Gras, a German citizen. The purpose of these plans is to compensate the employees for pension reductions caused by salary deferrals or by regulatory limitations on qualified plans. Also, there is a nonqualified supplemental executive retirement plan designed to enhance the regular retirement programs. Currently, Messrs. Meeusen and Johnson are participants in this plan. The Compensation Committee believes that these supplemental retirement plans are appropriate to attract and retain qualified executives. For more information on these plans, see the discussion that follows the “Pension Benefits Table” below.

Additional benefits.    Each executive officer receives his/her choice of either the use of a vehicle for both personal and business purposes, or a vehicle allowance. We also pay certain club dues for Mr. Meeusen. All executive officers, except Mr. Gras, participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan and other benefit and pension plans provided to all of our U.S. employees.

Section 162(m) Limitations.    It is anticipated that all 2013 compensation to executive officers will be fully deductible under Section 162(m) of the Code and therefore the Compensation Committee determined that a policy with respect to qualifying compensation paid to certain executive officers for deductibility is not necessary.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers (except Mr. Gras who would receive similar benefits from the company under German law), whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. The Compensation Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA requires a “double-trigger,” providing for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in- control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Risk Assessment

The Compensation Committee conducts an annual risk assessment of our compensation program. Based on this assessment, the Compensation Committee believes that our compensation program is balanced and does not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking.

•	Our annual bonus plan is designed to align our compensation with our shareholders’ interests over the long term.

•	Our long-term incentive plan uses a mix of performance measures that are designed to award our executives only if the company is achieving positive long-term growth.

•	We maintain appropriate caps on incentives.

•	We have limited and appropriate perquisites.

Summary Compensation Table

The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years, consisting of: (1) the dollar value of base salary during the applicable fiscal year; (2) the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718; (3) the dollar value of annual incentive bonus earned and earnings for services pursuant to awards granted during the applicable fiscal years under non-equity incentive plans; (4) the change in pension value and non-qualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and finally; (6) the dollar value of total compensation for the applicable fiscal years. The NEOs are our principal executive officer, principal financial officer and three most highly compensated executive officers employed as of December 31, 2013 (each of whose total cash compensation exceeded $100,000 for fiscal year 2013).

Summary Compensation Table for 2013 (all amounts in $)

					Non-Equity Incentive Plan Compensation		Change in Pension Value and Non-Qualified Deferred Compensation (5)	All Other Compensation (7)	Total
Name & Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Annual Bonus (3)	LTIP (4)
Richard A. Meeusen —	2013	587,100	366,724	231,205	—	62,952	125,841	44,798	1,418,620
Chairman, President &	2012	570,000	318,120	259,064	397,176	14,667	99,041	41,721	1,699,789
CEO	2011	555,000	208,563	129,542	—	—	105,745	37,119	1,035,969

Richard E. Johnson —	2013	315,000	102,580	64,071	—	19,350	56,710	34,227	591,938
Sr. Vice President — Finance, CFO	2012	305,900	108,450	103,350	146,541	—	46,926	31,759	742,916
and Treasurer	2011	297,000	73,180	48,700	—	—	48,321	31,669	498,870

Gregory M. Gomez —	2013	175,100	46,161	28,842	—	9,030	7,240	27,245	293,618
Vice President —	2012	170,000	43,380	33,072	51,825	3,333	8,284	21,145	331,039
Bus. Development	2011	160,700	36,590	20,020	—	—	8,417	23,734	249,461

Horst E. Gras —	2013	322,781	38,468	24,022	25,416	6,450	113,977	19,181	550,295
Vice President —	2012	304,693	28,920	22,048	124,296	—	177,771	14,964	672,692
Intl. Operations(6)	2011	323,330	21,954	11,688	25,460	—	175,288	15,642	573,362

Kimberly K. Stoll —	2013	175,100	46,161	28,842	—	9,030	772	32,375	292,280
Vice President —	2012	165,000	43,380	33,072	50,300	3,333	879	26,388	322,352
Sales & Marketing	2011	152,900	36,590	20,020	—	—	895	26,764	237,169

(1)	These amounts reflect the grant date fair value of the stock awards made in May of each respective year. Beginning in 2013, the awards are now made on the first Friday of March. The fair value of these stock awards is determined based on the market price of the shares on the grant date.

(2)	These amounts reflect the grant date fair value of the option awards made in May of each respective year. Beginning in 2013, the awards are now made on the first Friday of March. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and such information is incorporated herein by reference.

(3)	“Non-Equity Incentive Plan Compensation — Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, any bonus earned during 2012 was paid in February of 2013 under the bonus program described above in the “Compensation Discussion and Analysis.”

(4)

“Non-Equity Incentive Plan Compensation — LTIP” represents the current year earnings under our LTIP, as previously described. The current plans have total targets for three-year periods. No amounts are shown for

2011 as the net expenses for each of the NEOs was negative for the year due to the 2011 results causing prior year expenses to be reversed under two of the three separate plans. No amounts are shown in 2012 for Messrs. Johnson and Gras for similar reasons.

(5)	“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2013 aggregate increase in the actuarial present value of each NEO’s (except Mr. Gras) accumulated benefit under our defined benefit pension plans (with its cash balance feature) and supplemental pension plans, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements. The amounts also include $3,545 for Mr. Johnson, representing earnings on deferred compensation in excess of 120% of applicable federal long-term rates.

(6)	Mr. Gras, a German resident and citizen, is paid primarily in euros. The amounts shown reflect the U.S. dollar equivalent of that currency as of the dates paid. Year-to-year comparisons are affected by changes in the exchange rate. Mr. Gras is not covered by the defined benefit pension plan. The company, through its European subsidiary, provides Mr. Gras with an insurance policy that provides benefits similar to those of the other NEOs covered by the cash balance plan. The amounts shown for Mr. Gras represent the translated value of the increases in policy value.

(7)	“All Other Compensation” for 2013 includes the following items:

a.	Contributions to the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (ESSOP) for Messrs. Meeusen and Johnson of $4,375 each, $2,837 for Mr. Gomez and $3,945 for Ms. Stoll for the 401(k) feature of the Plan; and $15,699, $15,700, $13,735 and $13,628 for Messrs. Meeusen, Johnson, Gomez and Ms. Stoll, respectively, for the defined contribution feature of the Plan. Mr. Gras does not participate in the ESSOP.
b.	Dividends on restricted stock of $14,781 for Mr. Meeusen, $4,764 for Mr. Johnson, $2,119 for Mr. Gomez, $1,480 for Mr. Gras and $2,119 for Ms. Stoll.
c.	Vehicle usage or allowance of $5,991 for Mr. Meeusen, $9,388 for Mr. Johnson, $8,554 for Mr. Gomez, $17,701 for Mr. Gras and $12,683 for Ms. Stoll.
d.	Club dues for Mr. Meeusen of $3,952.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the NEOs during 2013, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. There are no equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.

Grants of Plan-Based Awards for 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Restricted Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard A. Meeusen	March 1, 2013				7,150			366,724
	March 1, 2013					11,367	51.29	231,205
(1)	Jan. 31, 2013	116,000	232,000	348,000
(2)	Jan. 31, 2013	264,195	528,390	792,585
Richard E. Johnson	March 1, 2013				2,000			102,580
	March 1, 2013					3,150	51.29	64,071
(1)	Jan. 31, 2013	37,500	75,000	112,500
(2)	Jan. 31, 2013	86,625	173,250	259,875
Gregory M. Gomez	March 1, 2013				900			46,161
	March 1, 2013					1,418	51.29	28,842
	Jan. 31, 2013	12,500	25,000	37,500
	Jan. 31, 2013	30,463	61,295	91,928
Horst E. Gras	March 1, 2013				750			38,468
	March 1, 2013					1,181	51.29	24,022
(1)	Jan. 31, 2013	12,500	25,000	37,500
(2)	Jan. 31, 2013	59,778	119,558	179,338
Kimberly K. Stoll	March 1, 2013				900			46,161
	March 1, 2013					1,418	51.29	28,842
(1)	Jan. 31, 2013	12,500	25,000	37,500
(2)	Jan. 31, 2013	30,643	61,285	91,928

(1)	These awards were granted in 2013 under the three-year LTIP for potential payout in 2016. See the discussion of the plan in “Compensation Discussion and Analysis — Elements of Compensation” above.

(2)	These awards were granted in 2013 under the annual bonus plan to be paid out in 2014. The actual results in 2013 resulted in no payouts. See the discussion of the plan in the “Compensation Discussion and Analysis — Elements of Compensation” above.

Stock Awards represent the fair value of restricted stock awards granted to each NEO on March 1, 2013 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($51.29 per share). The restricted stock vests 100% after three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.

Option Awards represent the fair value of stock options granted to each NEO on March 1, 2013. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and such information is incorporated herein by reference. All options were granted on March 1, 2013, with an exercise price set at the closing price of the common stock on that date ($51.29 per share). All option awards vest at 20% per year over five years. The value of the options is $20.34 for the NEOs . The overall average fair value of all options issued in 2013 was $20.34, only a portion of which we expensed in fiscal year 2013. This value was computed in accordance with FASB ASC Topic 718 under the Black-Scholes option pricing model, using the following assumptions: risk-free interest rate of 0.82%; dividend yield of 1.31%; expected market price volatility factor of 49.7%, and a weighted average expected life of 5.3 years. All option awards have a ten-year life from the date of grant. All unvested awards are forfeited on retirement or termination of employment for cause or otherwise. The awards are not subject to any performance-based or other material conditions.

Outstanding Equity Awards At Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2013, including the number of shares underlying both exercisable and unexercisable portions of each stock option award as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards as of December 31, 2013

Name	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($)
Richard A. Meeusen	5,400 6,300 4,800 7,200 6,120 5,320 3,760 0	0 0 0 1,800 4,080 7,980 15,040 11,367	31.41 24.94 52.81 38.69 38.41 36.59 36.15 51.29	May 5, 2016 May 4, 2017 May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023	21,650	1,179,925
Richard E. Johnson	3,000 4,320 1,800 2,000 1,500 0	0 1,080 1,200 3,000 6,000 3,150	52.81 38.69 38.41 36.59 36.15 51.29	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023	7,000	381,500
Gregory M. Gomez	4,500 2,400 720 800 480 0	0 600 480 1,200 1,920 1,418	52.81 38.69 38.41 36.59 36.15 51.29	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023	3,100	168,950
Horst E. Gras	1,500 0 0 0 0 0	0 600 480 720 1,280 1,181	52.81 38.69 38.41 36.59 36.15 51.29	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023	1,950	106,275
Kimberly K. Stoll	0 0 0 0 0	1,400 480 1,200 1,920 1,418	38.69 38.41 36.59 36.15 51.29	May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023	3,100	168,950

(1)	There were no stock or option awards outstanding for any of the NEOs as of December 31, 2013 that were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.

(2)	Restricted stock awards generally vest 100% after three years from date of grant. All other stock options vest as follows:

Expiration Date	Grant Date	Vesting Term	Full Vesting
May 2, 2013	May 2, 2003	20% per year	May 2, 2008
May 9, 2015	May 9, 2005	20% per year	May 9, 2010
May 5, 2016	May 5, 2006	20% per year	May 5, 2011
May 4, 2017	May 4, 2007	20% per year	May 5, 2012
May 2, 2018	May 2, 2008	20% per year	May 2, 2013
May 1, 2019	May 1, 2009	20% per year	May 2, 2014
May 7, 2020	May 7, 2010	20% per year	May 7, 2015
May 6, 2021	May 6, 2011	20% per year	May 6, 2016
May 5, 2022	May 5, 2012	20% per year	May 5, 2017
Mar. 1, 2023	Mar. 1, 2013	20% per year	Mar. 1, 2018

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised during the last fiscal year for each of the NEOs on an aggregate basis. It also gives the number of shares of restricted stock that vested during 2013 and its value on the date of vesting at a price of $45.04 per share.

Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vested Shares ($)
Richard A. Meeusen	6,600	213,675	4,950	222,948
Richard E. Johnson	11,700	327,479	1,200	54,048
Gregory M. Gomez	—	—	600	27,024
Horst E. Gras	3,680	47,725	600	27,024
Kimberly K. Stoll	7,600	68,537	600	27,024

For further details regarding stock options and restricted stock, see the description of the LTIP in “Compensation Discussion and Analysis — Elements of Compensation” above.

Pension Benefits

Qualified Defined Benefit Plan

The following table sets forth the actuarial present value of each NEO’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. Except for Mr. Gras, the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each NEO included under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K, and such information is incorporated herein by reference. Through our subsidiary Badger Meter Europe, we provide Mr. Gras with an insurance policy that provides benefits similar to those of the other NEOs. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2013. Note that benefits under this plan were frozen as of December 31, 2010 and replaced with a defined contribution plan (see discussion below). Interest will continue to be credited on the frozen balance at a rate of interest based upon 30-year U.S. Treasury securities. The table also reports any pension benefits paid to each NEO during the year.

Pension Benefits as of December 31, 2013

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During 2013 ($)
Richard A. Meeusen	Qualified Pension Plan	15	262,508	—
	Non-qualified Unfunded Supplemental Retirement Plan	18	394,525	—
	Non-qualified Unfunded Executive Supplemental Plan	N/A	372,136	—

Richard E. Johnson	Qualified Pension Plan	10	160,637	—
	Non-qualified Unfunded Supplemental Retirement Plan	13	110,224	—
	Non-qualified Unfunded Executive Supplemental Plan	N/A	213,855	—

Gregory M. Gomez	Qualified Pension Plan	24	185,795	—
	Non-qualified Unfunded Supplemental Retirement Plan	N/A	—	—

Horst E. Gras	Value of Insurance Policy (translated from Euros)	21	897,868	—

Kimberly K. Stoll	Qualified Pension Plan	2	19,776	—
	Non-qualified Unfunded Supplemental Retirement Plan	N/A	—	—

Qualified Defined Contribution Plan

We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO except Mr. Gras, who is a German resident and citizen.

Under the defined contribution plan, Messrs. Meeusen, Johnson, Gomez and Ms. Stoll each have an account balance which is credited each year with dollar amounts equal to 5% of compensation, plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-qualified Unfunded Supplemental Retirement Plan” amounts in the above table. Amounts earned in 2013 for Messrs. Meeusen, Johnson, Gomez and Ms. Stoll were $15,699, $15,700, $13,735 and $13,628, respectively, and are included in “Other Compensation” on the Summary Compensation Table for 2013. Such amounts were credited to their accounts in early 2014.

Non-Qualified Unfunded Supplemental Retirement Plan

Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To correct for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.

Internal Revenue Service regulations limit the amount of compensation to be considered in qualified pension benefit calculations to $255,000 in 2013, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same pension benefits as if there were no compensation limit. These benefits are included in the table above.

Non-Qualified Unfunded Executive Supplemental Plans

Messrs. Meeusen and Johnson participate in a non-qualified unfunded executive supplemental retirement plan. This is a defined contribution plan, under which we contribute annually 7.5% of each participant’s annual salary. Participants may elect a lump-sum payout or annual installments up to ten years. Interest is credited monthly on the beginning of the year balance at the prime rate of interest.

Non-qualified Deferred Compensation

The following table sets forth annual executive officer and company contributions under non-qualified defined contribution and other deferred compensation plans, as well as each NEO’s withdrawals, earnings and fiscal-year end balances in those plans. Messrs. Meeusen and Gomez and Ms. Stoll do not currently participate in any such plans.

Non-qualified Deferred Compensation for 2013 ($)

Name	Executive Contributions in 2013(1)(2)	Company Contributions in 2013	Aggregate Earnings in 2013(2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2013
Richard E. Johnson	78,750	—	8,236	36,390	341,885

(1)	All executive officers, except Mr. Gras, are eligible to participate in a Salary Deferral Plan. Under this plan, officers may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent.

(2)	Mr. Johnson’s contributions shown in the above table are also included in the Summary Compensation Table along with the portion of the 2013 earnings shown in the above table that are considered above-market (as quantified in Note 5 to the Summary Compensation Table).

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers (except Mr. Gras), whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in- control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the Chairman, President and Chief Executive Officer provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years’ salary and annual incentive compensation, along with two years’ coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. The agreements also provide for a tax gross-up payment to the executive if any payments in connection with the change-in-control are subject to the 20% excise tax imposed by the Internal Revenue Service for “excess parachute payments.”

For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 15% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.

For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.

The following table describes the potential payments upon termination or a change-in-control. This table assumes the NEO’s employment was terminated on December 30, 2013, the last business day of our prior fiscal year. While Mr. Gras does not have a KEESA, German law would provide him with similar benefits from the company, which are translated at the year-end exchange rate. In addition to the table below, any unvested stock options or unvested restricted stock, as shown on the above Outstanding Equity Awards table, would vest upon a change-in-control.

KEESA Benefits if Exercised at December 31, 2013 ($)

Name	Salary and Bonus	Retirement Benefits	Medical Dental Life	Other	Total
Richard A. Meeusen	3,170,340	237,366	58,285	21,000	3,486,991
Richard E. Johnson	976,500	83,897	37,036	21,000	1,118,433
Gregory M. Gomez	472,770	18,389	35,745	21,000	547,904
Horst E. Gras	971,210	227,954	37,036	21,000	1,257,200
Kimberly K. Stoll	472,770	18,389	51,202	21,000	563,361

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee

    Steven J. Smith, Chairman

    Gale E. Klappa

    Gail A. Lione

    Todd J. Teske

Director Compensation

Compensation Philosophy and Role of the Compensation Committee

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors . We believe that director compensation is comparable relative to the competitive market. Director compensation is determined by the Compensation Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.

Recommendations regarding outside director compensation are made by the Compensation Committee. The independent executive compensation consultant provides the Compensation Committee with a competitive compensation analysis of outside director compensation programs relative to our industry for use in the Compensation Committee’s decision-making. Although the independent executive compensation consultant provides market data for consideration by the Compensation Committee in setting director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for the directors, nor does the consultant determine the amount or form of director compensation. All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendations provided by the Compensation Committee.

Director Compensation Table and Components of Director Compensation

The following table summarizes the director compensation for 2013 for all of our non-employee directors. Mr. Meeusen does not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ronald H. Dix	40,400	49,988	90,388
Thomas J. Fischer	50,400	49,988	100,388
Gale E. Klappa	48,400	49,988	98,388
Gail A. Lione	41,600	49,988	91,588
Andrew J. Policano	43,600	49,988	93,588
Steven J. Smith	47,200	49,988	97,188
Todd J. Teske	46,400	49,988	96,388

(1)	Retainer and Meeting Fees. In 2013, non-employee directors received a $28,000 annual retainer. Non-employee directors receive $2,500 for each Board of Directors meeting attended and $1,200 for each committee meeting attended. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The chairman of the Audit Committee received an annual fee of $4,000. All other committee chairmen and the Lead Outside Director each received an annual fee of $2,000.

(2)	Under the 2011 Omnibus Incentive Plan, each director was awarded a grant of stock valued at $50,000. The amount was divided by $43.43, the closing price of the stock on the date of grant, and rounded down to the nearest whole share amounting to 1,151 shares of common stock on April 29, 2013. This column reflects the value of that award. As of December 31, 2013, the directors had the following outstanding number of vested option awards: Mr. Dix (8,700 granted during his employment at the company), Mr. Fischer (0), Mr. Klappa (6,000), Ms. Lione (6,000), Mr. Policano (0), Mr. Smith (0), and Mr. Teske (6,000). There were no outstanding stock awards at December 31, 2013.

All non-employee directors also received an annual grant of stock equal to $50,000 in whole shares as determined by the closing market price for a share of common stock on the date of grant rounded down to the nearest whole share. Non-employee directors are required to own one-times their annual board compensation in company stock within three years of first being elected to the board.

Badger Meter Deferred Compensation Plan for Directors.    Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors.

Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above. New directors receive a one-time option award of 6,000 shares following the annual meeting of their first election by shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation Committee interlocks or insider participation.

ADVISORY VOTE TO APPROVE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed below, we have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to align compensation practices with our shareholders’ interest.

As required by Section 14A of the Securities Exchange Act, we are providing our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. This advisory vote commonly referred to as “Say on Pay” is not binding. However, our board of directors and the Compensation Committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, and compensation tables and any related material disclosed above in this proxy statement, is hereby APPROVED.

In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis as well as the information contained in the preceding Compensation Tables.

We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package that is targeted at the median of our peer companies;

•	A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;

•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•

A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by our relative total shareholder return as compared to other industry peers, along with a mix of stock options and restricted stock to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE NON-BINDING ADVISORY RESOLUTION ABOVE.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2013 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1)(#)
Equity compensation plans approved by security holders
STOCK OPTION PLANS*	108,920	38.60	—
2011 OMNIBUS INCENTIVE PLAN	93,458	40.04	502,649
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	202,378	39.27	502,649

*	Includes outstanding grants made under earlier Stock Option Plans. All securities available for future issuance from the earlier Plans were rolled into the 2011 Omnibus Incentive Plan.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (referred to as the Audit Committee) is established by the Board of Directors (referred to as the Board) for the primary purpose of assisting the Board in providing oversight of and assuring the integrity of the company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee meets at least quarterly and reports to the Board regularly. It met five times in 2013.

The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the four members of the Board of Directors named below, each of whom is independent as required by the New York Stock Exchange and U.S. Securities Exchange Commission rules currently in effect. The Board evaluates the independence of the directors on at least an annual basis. All four members of the Audit Committee have been determined by the Board to be financial experts as defined by Securities and Exchange Commission rules. The Audit Committee acts under a written charter available on the Company’s website at www.badgermeter.com.

Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements as of and for the year ended December 31, 2013, including discussion regarding the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2013 financial statements with our independent auditors, Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

Additionally, the Audit Committee has done, among other things, the following:

•

met with Ernst & Young LLP, with and without management present, to discuss the results of its annual audit and quarterly reviews, its evaluations of the internal controls, and the overall quality of the financial reporting, as well as the matters required to be discussed by professional standards and regulatory requirements as currently in effect;

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with the company’s management and Ernst & Young LLP;

•

discussed with Ernst & Young LLP those matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees,” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•	received the written disclosures and the letter from Ernst & Young LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the PCAOB.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee have approved the foregoing report.

Audit and Compliance Committee

    Thomas J. Fischer, Chairman

    Gale E. Klappa

    Steven J. Smith

    Todd J. Teske

PRINCIPAL ACCOUNTING FIRM FEES

Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years is as follows:

	2013	2012
Audit Fees(1)	$592,900	$527,643
Audit Related Fees(2)	20,000	30,500
Tax Fees	—	—
All other Fees	—	—

Total Fees	$612,900	$558,143

(1)	Includes annual financial statement audit, review of our quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Represents accounting and advisory services related to technical accounting consultations, financial reporting, adoption of new and proposed accounting standards and audits of purchase accounting activities.

As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 the Audit Committee has reviewed all 2013 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP. There were no additional non-audit services performed in 2013.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2014, as well as its internal control over financial reporting as of December 31, 2014, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.

In determining whether to reappoint Ernst & Young LLP as the company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the following:

•	the length of time Ernst & Young LLP has been engaged by the company as the independent registered public accounting firm;

•	Ernst & Young LLP’s historical and recent performance on the audit;

•	an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP;

•	the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP;

•	an analysis of Ernst & Young LLP’s known legal risks and significant proceedings;

•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms;

•	the appropriateness of Ernst & Young LLP’s fees, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young LLP’s independence.

Based on the Audit Committee’s evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the company and its shareholders to retain Ernst & Young LLP to serve as the independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports concerning the ownership of our equity securities with the Securities and Exchange Commission and us. Based solely on a review of the copies of such forms furnished to us, we believe that all reports required by Section  16(a) to be filed by our insiders were filed on a timely basis.

OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees, fiduciaries or other custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

A shareholder wishing to include a proposal in the proxy statement for the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Secretary by November 14, 2014.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2015 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (that is between January 11, 2015 and February 10, 2015), subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. If we do not receive the notice within that time frame, then the notice will be considered untimely and we will not be required to present such proposal at the 2015 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2015 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2015 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2013. The information under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our Web site at www.badgermeter.com. We will provide a copy of this Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, Wisconsin 53224-9536; (414) 355-0400.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536; (414) 355-0400.

By Order of the Board of Directors

William R. A. Bergum,

Secretary

March 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2014

The notice of annual meeting, proxy statement, form of proxy card and our annual report on Form 10-K are available at http://www.astproxyportal.com/ast/12549/

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. If you vote your proxy by Internet or by telephone, please do not mail back the proxy card.

PROXY

2014 ANNUAL MEETING OF SHAREHOLDERS

BADGER METER, INC.

The undersigned hereby appoints Richard A. Meeusen, Richard E. Johnson and William R. A. Bergum, or any of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Badger Meter, Inc. to be held at the Global Water Center, 247 West Freshwater Way, Milwaukee, Wisconsin 53204, on Friday, April 25, 2014, at 8:30 a.m., local time, to vote the shares of stock which the undersigned is entitled to vote at said Meeting or any adjournment or postponement thereof, hereby revoking any other Proxy executed by the undersigned for such Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR each nominee identified in Proposal 1 and FOR Proposals 2 and 3. This Proxy is being solicited on behalf of the Board of Directors.

COMPLETE AND SIGN BELOW. DETACH AND RETURN USING THE ENVELOPE PROVIDED.

The Board of Directors recommends a vote FOR each nominee identified in Proposal 1 and FOR Proposals 2 and 3.

BADGER METER, INC. 2014 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:

ONE-YEAR TERM:	1 – Ronald H. Dix 4 – Gail A. Lione 7 – Steven J. Smith	2 – Thomas J. Fischer 5 – Richard A. Meeusen 8 – Todd J. Teske	3 – Gale E. Klappa 6 – Andrew J. Policano

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

 (INSTRUCTION: To withhold authority to vote for a nominee, write the nominee’s name in the space provided below.)

2.  ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP as independent registered public accountants for 2014.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Dated , 2014

Please sign exactly as your name appears on your stock certificate as shown directly to the left. Joint owners should each sign personally. A corporation should sign in full corporate name by duly authorized officers. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.